April 3, 2026

Dorith Hakim
Chief Executive Officer
CPI AEROSTRUCTURES, INC.
405 Lexington Avenue, 44th Floor
New York, New York 10174

       Re: CPI AEROSTRUCTURES, INC.
           Registration Statement on Form S-3
           Filed March 31, 2026
           File No. 333-294801
Dear Dorith Hakim:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of
Manufacturing
cc:    Paul Lucido